Exhibit 99.3

January 13, 2015

Gavin Brandon

RE: Employment Letter

Dear Gavin:

This letter agreement (this “Employment Letter”) sets forth the terms of your continued employment with American Realty Capital Properties, Inc. (the “Company”) effective as of October 28, 2014 (the “Effective Date”) and supersedes your employment letter dated as of December 16, 2014.

Position & Title
Your title will be Chief Accounting Officer for the Company, reporting to the Chief Financial Officer and the executive management of the Company. You will be responsible for assisting in (i) the oversight of internal and external reporting functions of the Company including financial projections; (ii) the implementation of best practices within the accounting and finance functions of the Company; and (iii) related efforts within the accounting and finance departments as directed by the Chief Financial Officer of the Company and executive management. You shall devote your full business time and attention and your best efforts to the performance of your duties and responsibilities hereunder.

Office
You will work out the Phoenix, Arizona office of the Company with travel as necessary.

Compensation
You will be paid a base salary at the rate of $320,000 per annum, payable in periodic installments according to the Company’s normal payroll practices. This base salary will be in effect through December 31, 2015. For years commencing after December 31, 2014, you will be eligible for an annual cash bonus in accordance with the Company’s bonus policy.

Retention Grant
You will be granted, subject to the approval of the Board of Directors of the Company (or its Compensation Committee), under the terms of the Company’s Equity Plan, and within three (3) business days after the Company becomes current in its filings with the SEC and has an effective Form S-8 available for such grant, a number of restricted shares or units of the common stock, par value $0.01, of the Company (the “Common Stock”) equal in value on the date of grant to $200,000 (the “Retention Grant”). Subject to your continued service, other than as set forth below, (i) fifty percent (50%) of the Retention Grant will vest in four (4) equal installments on each of the first, second, third and fourth anniversaries of the Effective Date and (ii) the remaining fifty percent (50%) of the Retention Grant will vest in four (4) equal installments on each of the first, second, third and fourth anniversaries of the Effective Date, subject to the Company’s Common Stock achieving a trading price of at least $10.00 per share for twenty (20) consecutive trading days prior to December 31, 2017.

Termination
You will be an “at-will” employee, and the Company may terminate your employment with or without Cause (as defined below) at any time, and you may terminate your employment for any reason upon not less than sixty (60) days written notice to the Company (which the Company may, in its sole discretion, make effective earlier than any notice date). In the event of a termination of your employment by the Company without Cause, whether prior to or following a change in control of the Company, subject to your execution of a fully effective and non-revocable release of claims in a form provided by the Company within thirty (30) days following the date of termination, you will be entitled to (i) continued payment of your base salary for a period of six (6) months following the date of termination; provided that the first payment will be made on the thirtieth (30th) day after the date of termination, and will include payment of any amount that were otherwise due prior thereto and (ii) full vesting of the Retention Grant, subject to the achievement of the applicable performance-vesting criteria prior to the date of termination.

For the purposes of this Employment Letter, “Cause” means that you have: (i) committed, with respect to the Company, an act of fraud, embezzlement, misappropriation, intentional misrepresentation or conversion of assets, (ii) been convicted of, or entered a plea of guilty or “nolo contendere” to, a felony (excluding any felony relating to the negligent operation of an automobile), (iii) willfully failed to substantially perform (other than by reason of illness or temporary disability) your reasonably assigned material duties, (iv) engaged in willful misconduct in the performance of your duties, (v) engaged in conduct that violated the Company’s then existing written internal policies or procedures and which is materially detrimental to the business and reputation of the Company, or (vi) materially breached any non-competition, non-disclosure or other agreement in effect between you and the Company.

Benefits
You will be entitled to the standard benefits given to employees of ARCP, currently including four (4) weeks of paid vacation (20 working days), company paid individual health coverage, participation within the 401(k) plan, group life insurance and group disability coverage.

Other

The Company may withhold from any and all amounts payable to you such federal, state and local taxes as may be required to be withheld pursuant to applicable laws or regulations.

These are the terms of your employment with the Company subject to our receipt of (i) your signed acceptance of this Employment Letter and (ii) your signed acceptance of the attached Confidentiality and Non-Competition Agreement.

Sincerely,

/s/ Michael Sodo
Michael Sodo
EVP&CFO
American Realty Capital Properties, Inc.

Accepted By:

/s/ Gavin Brandon
Gavin Brandon

Do you have any immediate family members or a significant other employed in the non-traded REIT, alternative investment or broker dealer industry? Yes ___ No X

If “Yes,” please explain: ___________________________________________________________